URANIUM 308 CORP.

2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102 USA.

Symbol: URCO - OTCBB

NEWS RELEASE

2007 DRILLING COMPLETED ON JANCHIVLAN PROJECT

SIX OF SEVEN HOLES REACH DESIGN DEPTH;
RADIOMETRIC SURVEY IN PROGRESS;
DRILL CORE SAMPLES BEING SENT TO SGS GROUP

December 12, 2007

Las Vegas, Nevada U.S.A. - Uranium 308 Corp. (OTCBB: URCO) (The "Company") is pleased to announce the completion of all seven drill holes on its Janchivlan project, located 70km southeast of the Mongolian capital, Ulaanbaatar.

Six holes successfully reached their design depth; one South Block hole was terminated before it did due to technical problems. A total of 1,407 metres out of a planned 1,500m has been drilled to date. Three holes have been surveyed with a radiometric down hole probe; the remaining three will be surveyed as soon as possible. In the first three holes, 5 major and 6 minor radiometric anomalous sections have been discovered, with a total thickness of 52.1m.

Radiometric survey readings are up to 8950 cps (counts per second). 120 survey points out of 461 total survey points measured in three holes give a value of more than 1000cps versus a background of 120 cps. Values are measured at each survey point and recorded in cps. The conversion formula between cps and weight percent of uranium is currently being processed.

The host rock is observed to be primarily porphyrilic biotite granite that is slightly to moderately altered, with strong alteration in the structures. The major alterations are chloritic, sericitic and argillic. The high radiometric anomaly is closely associated with vein like hematite and phenocryst of hematite. At this point the Company believes the hematite to be a pathfinder and expects that it will lead to further discovery of uranium mineralization.

As a backup to the radiometric surveys, drill core samples have been cut and shipped to SGS Mongolia for relay to SGS Group Tianjin (China) on an ongoing basis as drilling progresses.

About Uranium 308 Corp.

Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.